Exhibit 99.2

Pricing term sheet dated January 26, 2018

to Preliminary Prospectus Supplement dated January 25, 2018

(the “Preliminary Prospectus Supplement”)

Senseonics Holdings, Inc.
$50,000,000
5.25% Convertible Senior Subordinated Notes Due 2023

The information in this pricing term sheet relates only to the offering of $50,000,000 aggregate principal amount of 5.25% Convertible Senior Subordinated Notes due 2023 (the “offering”) by Senseonics Holdings, Inc. (the “Issuer”) and should be read together with (i) the Preliminary Prospectus Supplement, including the documents incorporated by reference therein, and (ii) the related base prospectus dated April 17, 2017 (Registration No. 333-217122). The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Terms used in this pricing term sheet but not defined herein have the respective meanings given to them in the Preliminary Prospectus Supplement.

Issuer:	Senseonics Holdings, Inc.

Ticker/Exchange for Common Stock:	SENS/NYSE American.

Title of Securities:	5.25% Convertible Senior Subordinated Notes due 2023 (the “notes”).

Aggregate Principal Amount of Notes Offered:	$50,000,000 aggregate principal amount of notes.

Underwriter’s Over-Allotment Option:	Up to $7,500,000 aggregate principal amount of notes.

	Per Note	Total
Public Offering Price	$1,000	$50,000,000
Underwriting Discounts and Commissions	$30	$1,500,000
Proceeds, before expenses, to the Issuer	$970	$48,500,000

Use of Proceeds of the Offering:

The Issuer estimates that the net proceeds from the offering will be approximately $48.0 million (or $55.3 million if the underwriter exercises its over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Issuer. The Issuer intends to use the net proceeds from the offering to begin commercialization of Eversense in the United States, if approved, to fund continued research and development of future configurations of Eversense, and for working capital and general corporate purposes.

Pricing Date:	January 26, 2018.

Trade Date:	January 26, 2018.

Expected Settlement Date:	January 30, 2018 (the “expected settlement date”).

Maturity:	The notes will mature on February 1, 2023, unless earlier converted or repurchased.

Interest Rate:	5.25% per annum.

Interest Payment Dates:	Interest will accrue from the expected settlement date, and will be payable semiannually in arrears on February 1 and August 1 of each year, beginning on August 1, 2018.

Issue Price:	100%, plus accrued interest, if any, from January 30, 2018.

NYSE American Closing Stock Price on January 25, 2018:	$3.20 per share.

Conversion Premium:	Approximately 6.3% above the Closing Stock Price on January 25, 2018.

Initial Conversion Price:	Approximately $3.40 per share of the Issuer’s common stock.

Initial Conversion Rate:	294.1176 shares of the Issuer’s common stock per $1,000 principal amount of notes.

Fundamental Change:

If the Issuer undergoes a “fundamental change” (as defined in the Preliminary Prospectus Supplement), subject to certain conditions, holders may require the Issuer to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes” in the Preliminary Prospectus Supplement.

Interest Make-Whole Payment:

Holders who convert their notes on or after the date that is six months after the last date of original issuance of the notes but prior to February 1, 2021 (other than a conversion in connection with a make-whole fundamental change (as defined in the Preliminary Prospectus Supplement)) will in certain circumstances receive an interest make-whole payment equal to the sum of the remaining scheduled payments of interest that would have been made on the notes to be converted had such notes remained outstanding from the conversion date through February 1, 2021 (the ‘‘interest make-whole payment’’).

The Issuer will pay any interest make-whole payment by delivering shares of common stock. The number of shares a converting holder will receive will be the number of shares equal to the amount of the interest make-whole payment to be paid to such holder, divided by the product of (x) 95% and (y) the simple average of the daily VWAP (as defined in the Preliminary Prospectus Supplement) of the shares for the ten consecutive trading days ending on and including the trading day immediately preceding the conversion date.

Notwithstanding the foregoing, the number of shares the Issuer may deliver in connection with a conversion of the notes,

including those delivered in connection with an interest make-whole payment, will not exceed 425 shares of common stock per $1,000 principal amount of notes, subject to adjustment at the same time and in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments” in the Preliminary Prospectus Supplement. In addition, if in connection with any conversion of notes, the conversion rate is adjusted as described under “Description of Notes—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” in the Preliminary Prospectus Supplement, then such holder will not receive the interest make-whole payment with respect to such notes.

See “Description of Notes—Conversion Rights—Interest Make-Whole Payment upon Certain Conversions” in the Preliminary Prospectus Supplement.

Underwriter:	BTIG LLC

CUSIP Number:	81727U AA3

ISIN Number:	US81727UAA34

Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change:

The following table sets forth the amount, if any, by which the conversion rate will be increased per $1,000 principal amount of notes for a holder that converts its notes in connection with a make-whole fundamental change for each stock price and effective date set forth below:

	Stock Price
Effective Date	$2.88	$3.00	$3.40	$4.00	$5.00	$6.00	$8.00	$10.00
January 30, 2018	20.5799	18.7433	13.8588	8.9475	4.2780	1.8567	0.0288	0.0000
February 1, 2019	20.5799	18.7433	13.8265	8.8000	4.1400	1.7717	0.0288	0.0000
February 1, 2020	20.5799	18.7433	13.8265	8.6375	3.9640	1.6617	0.0225	0.0000
February 1, 2021	20.5799	18.7433	13.6235	8.0050	3.5160	1.4400	0.0088	0.0000
February 1, 2022	20.5799	18.7433	11.7029	5.8850	2.3500	0.9383	0.0050	0.0000
February 1, 2023	20.5799	6.6900	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•                  if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the amount by which the conversion rate will be increased will be determined by a straight-line interpolation between the amount of the conversion rate increase set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•                  if the stock price is greater than $10.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased; and

•                  if the stock price is less than $2.88 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 314.6975 shares of the Issuer’s common stock in the event of a make-whole fundamental change, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments” in the Preliminary Prospectus Supplement.

[Remainder of Page Intentionally Blank]

CAPITALIZATION

The following table sets forth the Issuer’s cash, cash equivalents and marketable securities and the Issuer’s capitalization as of September 30, 2017 on an:

•                  actual basis; and

•                  as adjusted basis to give effect to the issuance and sale of $50.0 million aggregate principal amount of notes in the offering at an offering price (assuming the underwriter’s over-allotment option is not exercised) at an offering price of 100% of their principal amount, after deducting estimated underwriting discounts and commissions and estimated offering expenses that are payable by the Issuer.

	As of September 30, 2017
	Actual	As Adjusted(1)
	(in thousands, except share and per share data)
Cash, cash equivalents and marketable securities	$52,700	$100,700

Long-term debt, including current portion:
Existing notes payable, net of discount, including current portion	24,301	24,301
Principal amount of 5.25% convertible senior notes due 2023 offered hereby	—	50,000

Stockholders’ equity:
Common stock, $0.001 par value; 250,000,000 shares authorized, 136,691,128 shares issued and outstanding, actual and as adjusted	136	136
Additional paid-in capital	269,662	269,662
Accumulated deficit	(247,548)	(247,548)

Total stockholders’ equity	22,250	22,250

Total capitalization	$46,551	$96,551

(1)       Excludes the impact of the accounting at fair value for any embedded derivatives including the interest make-whole payment feature.

The number of shares of the Issuer’s common stock shown as issued and outstanding on an as adjusted basis in the table above is based on 136,691,128 shares of common stock outstanding as of September 30, 2017, and excludes:

•                  15,986,298 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2017, at a weighted-average exercise price of $1.58 per share;

•                  4,570,902 shares of common stock issuable upon the exercise of warrants outstanding as of September 30, 2017, at a weighted-average exercise price of $1.85 per share; and

•                  4,860,646 shares of common stock reserved for future issuance under our equity incentive plans consisting of (a) 3,124,950 shares of common stock reserved for future issuance under the Amended and Restated 2015 Equity Incentive Plan, and (b) 1,735,696 shares of common stock reserved for issuance under the 2016 Employee Stock Purchase Plan.

The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplements for the offering) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement, the related base prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from BTIG, LLC, 825 Third Avenue, 6th Floor, New York, NY 10022, or by telephone at (212) 588-6500 or by e-mail at convertiblecapitalmarkets@btig.com.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the related base prospectus.  The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the related base prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement or the related base prospectus.

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